LIHUA INTERNATIONAL, INC.

INDEPENDENT DIRECTOR AGREEMENT

This INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”) is made and entered into as of this 3rd day of June 2011, effective as of April 14, 2011 (the “Effective Date”), by and between Lihua International, Inc., a Delaware corporation whose shares are publicly traded (the “Company”), and Siu Ki Lau, a citizen of the United Kingdom, with a permanent residence at Flat E 9/F Tower 1, The Waterfront, 1 Austin Road West, Tsim Sha Tsui, Kowloon, Hong Kong (the “Independent Director”).

WHEREAS, the Company desires to re-engage the Independent Director, and the Independent Director desires to serve, as a non-employee director of the Company, subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt of which is hereby acknowledged, the Company and the Independent Director, intending to be legally bound, hereby agree as follows:

1.        DEFINITIONS.

(a)        “Corporate Status” describes the capacity of the Independent Director with respect to the Company and the services performed by the Independent Director in that capacity.

(b)        “Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

(c)        “Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, including a proceeding initiated by the Independent Director pursuant to Section 12 of this Agreement to enforce the Independent Director’s rights hereunder.

(d)        “Expenses” shall mean all reasonable fees, costs and expenses, reasonably incurred in connection with any Proceeding, including, without limitation, attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators, professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services, and other disbursements and expenses.

(e)        “Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

(f)        “Parent” shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities ending with the Company, if each of the corporations or entities, other than the Company, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

(g)        “Subsidiary” shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company, if each of the corporations or entities, other than the last corporation or entity in the unbroken chain, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

2.        SERVICES OF INDEPENDENT DIRECTOR. While this Agreement is in effect, the Independent Director shall perform duties as an independent director and/or a member of the committees of the Board, be compensated for such and be reimbursed expenses in accordance with the Schedule A attached to this Agreement, subject to the following.

(a)        The Independent Director will perform services as is consistent with Independent Director’s position with the Company, as required and authorized by the By-Laws and Certificate of Incorporation of the Company, and in accordance with high professional and ethical standards and all applicable laws and rules and regulations pertaining to the Independent Director’s performance hereunder, including without limitation, laws, rules and regulations relating to a public company.

(b)        The Independent Director is solely responsible for taxes arising out of any compensation paid by the Company to the Independent Director under this Agreement, and the Independent Director understands that he/she will be issued a U.S. Treasury form 1099 for any compensation paid to him/her by the Company. The Independent Director acknowledges and agrees that because he is not an employee of the Company the Company will not withhold any amounts for taxes from any of his payments under the Agreement.

(c)        The Company may offset any and all monies payable to the Independent Director to the extent of any monies owing to the Company from the Independent Director.

(d)        The rules and regulations of the Company notified to the Independent Director, from time to time, apply to the Independent Director. Such rules and regulations are subject to change by the Board in its sole discretion. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms and conditions of this Agreement and rules and regulations of the Company, the terms of this Agreement control.

3.        REQUIREMENTS OF INDEPENDENT DIRECTOR. During the term of the Independent Director’s services to the Company hereunder, Independent Director shall observe all applicable laws and regulations relating to independent directors of a public company as promulgated from to time, and shall not: (1) be an employee of the Company or any Parent or Subsidiary; (2) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company other than as a director and/or a member of a committee of the Board; (3) be an affiliated person of the Company or any Parent or Subsidiary, as the term “affiliate” is defined in 17 CFR 240.10A-3(e)(1), other than in his capacity as a director and/or a member of a committee of the Board; (4) possess an interest in any transaction with the Company or any Parent or Subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(a), other than in his capacity as a director and/or a member of a committee of the Board committees; (5) be engaged in a business relationship with the Company or any Parent or Subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(b), except that the required beneficial interest therein shall be modified to be 5% hereby.

4.        REPORT OBLIGATION. While this Agreement is in effect, the Independent Director shall immediately report to the Company in the event: (1) the Independent Director knows or has reason to know or should have known that any of the requirements specified in Section 3 hereof is not satisfied or is not going to be satisfied; and (2) the Independent Director simultaneously serves on an audit committee of any other public company.

2

5.        TERM AND TERMINATION. The term of this Agreement shall be for one (1) year from the Effective Date, unless terminated as provided for in this Section 5 (the “Term”). This Agreement and the Independent Director’s services hereunder shall terminate upon the earlier of the following:

(a)        Removal of the Independent Director as a director of the Company, upon proper Board or stockholder action in accordance with the By-Laws and Certificate of Incorporation of the Company and applicable law;

(b)        Resignation of the Independent Director as a director of the Company upon written notice to the Board of Directors of the Company; or

(c)        Termination of this Agreement by the Company, in the event any of the requirements specified in Section 3 hereof is not satisfied, as determined by the Company in its sole discretion.

6.        LIMITATION OF LIABILITY. In no event shall the Independent Director be individually liable to the Company or its shareholders for any damages for breach of fiduciary duty as an independent director of the Company, unless the Independent Director’s act or failure to act involves intentional misconduct, fraud or a knowing violation of law.

7.        AGREEMENT OF INDEMNITY. The Company agrees to indemnify the Independent Director as follows:

(a)        Subject to the exceptions contained in Section 8(a) below, if the Independent Director was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the Independent Director’s Corporate Status, the Independent Director shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by the Independent Director in connection with such Proceeding (referred to herein as “Indemnifiable Expenses” and “Indemnifiable Liabilities,” respectively, and collectively as “Indemnifiable Amounts”).

(b)        Subject to the exceptions contained in Section 8(b) below, if the Independent Director was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company, to procure a judgment in its favor by reason of the Independent Director’s Corporate Status, the Independent Director shall be indemnified by the Company against all Indemnifiable Amounts.

(c)        For purposes of this Agreement, the Independent Director shall be deemed to have acted in good faith in conducting the Company’s affairs as an independent director of the Company and/or a member of a committee of the Board of the Company, if the Independent Director: (i) exercised or used the same degree of diligence, care, and skill as an ordinarily prudent man would have exercised or used under the circumstances in the conduct of his own affairs; or (ii) took, or omitted to take, an action in reliance upon advise of counsels or other professional advisors for the Company, or upon statements made or information furnished by other directors, officers or employees of the Company, or upon a financial statement of the Company provided by a person in charge of its accounts or certified by a public accountant or a firm of public accountants, which the Independent Director had reasonable grounds to believe to be true.

3

(d)        In the event the Independent Director intends to engage separate legal counsel, the Independent Director shall provide at least three business days’ prior written notice to the Company identifying therein: (i) the name, address, telephone number, and hourly rate(s) of the attorney(s) the Independent Director intends to engage; (ii) the Proceeding in which the Independent Director has been named as a party or is threatened to be named as a party; and (iii) the basis for the Independent Director’s reasonable belief that he has been named or is threatened to be named as a party to a Proceeding, including any supporting documentation. The Company may, in its discretion, decline to pay any Indemnifiable Amounts incurred where the Independent Director has failed to comply with the notice requirements set forth in this subparagraph (d).

8.        EXCEPTIONS TO INDEMNIFICATION. Director shall be entitled to indemnification under Sections 7(a) and 7(b) above in all circumstances other than the following:

(a)        If indemnification is requested under Section 7(a) and it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, (i) the Independent Director failed to act in good faith and in a manner the Independent Director reasonably believed to be in or not opposed to the best interests of the Company, (ii) the Independent Director had reasonable cause to believe that the Independent Director’s conduct was unlawful, or (iii) the Independent Director’s conduct constituted willful misconduct, fraud or knowing violation of law, then the Independent Director shall not be entitled to payment of Indemnifiable Amounts hereunder.

(b)        If indemnification is requested under Section 7(b) and

(i)        it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, the Independent Director failed to act in good faith and in a manner the Independent Director reasonably believed to be in or not opposed to the best interests of the Company, including without limitation, the breach of Section 4 hereof by the Independent Director, the Independent Director shall not be entitled to payment of Indemnifiable Amounts hereunder; or

(ii)        it has been adjudicated finally by a court or arbitral body of competent jurisdiction that the Independent Director is liable to the Company with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that the Independent Director received an improper benefit or improperly took advantage of a corporate opportunity, the Independent Director shall not be entitled to payment of Indemnifiable Amounts hereunder with respect to such claim, issue or matter.

9.        WHOLLY OR PARTLY SUCCESSFUL. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that the Independent Director is, by reason of the Independent Director’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Independent Director shall be indemnified in connection therewith. If the Independent Director is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Independent Director against those Expenses reasonably incurred by the Independent Director or on the Independent Director’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this section, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

4

10.        ADVANCES AND INTERIM EXPENSES. Within ten (10) business days of the Independent Director’s written request for indemnification, the Company shall pay to the Independent Director all Indemnifiable Expenses incurred by the Independent Director in connection with any Proceeding, including a Proceeding by or in the right of the Company, in advance of the final disposition of such Proceeding, if the Independent Director furnishes the Company with a written undertaking, to the satisfaction of the Company, to repay the amount of such Indemnifiable Expenses advanced to the Independent Director in the event it is finally determined by a court or arbitral body of competent jurisdiction that the Independent Director is not entitled under this Agreement to indemnification with respect to such Indemnifiable Expenses.

11.        PROCEDURE FOR PAYMENT OF INDEMNIFIABLE AMOUNTS. The Independent Director shall submit to the Company a written request specifying the Indemnifiable Amounts, for which the Independent Director seeks payment under Section 7 hereof, and the Proceeding of which the Independent Director has previously notified the Company. At the request of the Company, the Independent Director shall furnish such documentation and information as are reasonably available to the Independent Director and necessary to establish that the Independent Director is entitled to indemnification hereunder. The Company shall pay such Indemnifiable Amounts within ten (10) days of receipt of all required documents.

12.        REMEDIES OF INDEPENDENT DIRECTOR.

(a)        RIGHT TO PETITION COURT. In the event that the Independent Director makes a request for payment of Indemnifiable Amounts under Sections 7, 9-11 above, or seeks payment of insurance under Section 14 below, and such payment or advancement is not made in a timely manner: (i) by the Company pursuant to the terms of this Agreement, or (ii) by any insurer pursuant to the terms of its insurance policy, then the Independent Director may petition the appropriate judicial authority to enforce the Company’s or any insurer’s obligations.

(b)        BURDEN OF PROOF. In any judicial proceeding brought under Section 12 (a) above, the Company shall have the burden of proving that the Independent Director is not entitled to payment of Indemnifiable Amounts hereunder.

(c)        EXPENSES. The Company agrees to reimburse the Independent Director in full for any Expenses incurred by the Independent Director in connection with investigating, preparing for, litigating, defending or settling any action brought by the Independent Director under Section 12 (a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith.

(d)        VALIDITY OF AGREEMENT. The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under Section 12(a) above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in court that the Company is bound by all the provisions of this Agreement.

(e)        FAILURE TO ACT NOT A DEFENSE. The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any action brought under Section 12(a) above.

5

13.        PROCEEDINGS AGAINST COMPANY. Except as otherwise provided in this Agreement, the Independent Director shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by the Independent Director against the Company, any Entity which the Company controls, any director or officer thereof, or any third party, unless the Company has consented to the initiation of such Proceeding. This section shall not apply to counterclaims or affirmative defenses asserted by the Independent Director in an action brought against the Independent Director.

14.        INSURANCE. The Company shall obtain and maintain a policy or policies of director and officer liability insurance, with an aggregate limit of liability of not less than $5,000,000, providing the Independent Director with coverage for claims against the Independent Director by reason of his Corporate Status, in accordance with the terms of said insurance policy or policies (“D&O Insurance”); provided that the Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Independent Director to the extent that the Independent Director has otherwise received payment under any insurance policy of the amounts otherwise indemnifiable hereunder. The Company shall take any actions it deems reasonably necessary or desirable to cause the D&O insurer(s) to pay, on behalf of the Independent Director, all amounts payable in accordance with the terms of the D&O Insurance.

15.        SUBROGATION. In the event of any payment of Indemnifiable Amounts under this Agreement or the D&O Insurance, the Company or its Insurance Carrier, as the case may be, shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Independent Director against other persons, and the Independent Director shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

16.        AUTHORITY. Each party has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by each party hereto:

17.        SUCCESSORS AND ASSIGNMENT. This Agreement shall (a) be binding upon and inure to the benefit of all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) be binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of the Independent Director. The Independent Director has no power to assign this Agreement or any rights and obligations hereunder.

18.        CHANGE IN LAW. To the extent that a change in applicable law (whether by statute or judicial decision) shall mandate broader or narrower indemnification than is provided hereunder, the Independent Director shall be subject to such broader or narrower indemnification and this Agreement shall be deemed to be amended to such extent.

19.        SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

6

20.        MODIFICATIONS AND WAIVER. Except as provided in Section 18 hereof with respect to changes in applicable law which broaden or narrow the right of the Independent Director to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No delay in exercise or non-exercise by the Company of any right under this Agreement shall operate as a current or future waiver by it as to its same or different rights under this Agreement or otherwise.

21.        NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile and receipt is acknowledged, or (c) if mailed by certified or registered mail with postage prepaid, on the third business day after the date en which it is so mailed:

If to Independent Director, to: Flat E 9/F Tower 1, The Waterfront, 1 Austin Road West, Tsim Sha Tsui, Kowloon, Hong Kong.

If to the Company, to: Jinhua Zhu, CEO, Lihua International, Houxiang Five Star Industry District, Danyang City, Jiangsu Province, PR China 212312, or to such other address as may have been furnished in the same manner by any party to the others.

22.        GOVERNING LAW. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

23.        CONSENT TO JURISDICTION. The parties hereby consent to the jurisdiction of the courts having jurisdiction over matters arising in Delaware for any proceeding arising out of or relating to this Agreement. The parties agree that in any such proceeding, each party shall waive, if applicable, inconvenience of forum and right to a jury.

24.        AGREEMENT GOVERNS. This Agreement is to be deemed consistent wherever possible with relevant provisions of the By-Laws and Certificate of Incorporation of the Company; however, in the event of a conflict between this Agreement and such provisions, the provisions of this Agreement shall control.

25.        INDEPENDENT CONTRACTOR. The parties understand, acknowledge and agree that the Independent Director’s relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between the Independent Director and the Company or as a commitment on the part of the Company to retain the Independent Director in any capacity, for any period of time or under any specific terms or conditions, or to continue the Independent Director’s service to the Company beyond any period.

26.        ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Independent Director with respect to the subject matter hereof, and supersedes all prior understandings and agreements with respect to such subject matter.

7

IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Agreement as of the day and year first above written.

AGREED	AGREED

LIHUA INTERNATIONAL, INC.	INDEPENDENT DIRECTOR

/s/ Jianhua Zhu	/s/ Siu Ki Lau
Name: Jianhua Zhu	Name: Siu Ki Lau
Title: Chairman and CEO

8

SCHEDULE A

I.        COMPENSATION:

A. Fees. For all services rendered by the Independent Director pursuant to this Agreement, both during and outside of normal working hours, including but not limited to, attending all required meetings of the Board or applicable committees thereof, executive sessions of the independent directors, reviewing filing reports and other corporate documents as requested by the Company, providing comments and opinions as to business matters as requested by the Company, the Company agrees to pay to the Independent Director a fee in cash of Four Thousand Dollars ($4,000) per month during the Term (the “Base Fee”), so long as the Independent Director is serving on the Board of Directors. The Base Fee shall be paid in cash to the Independent Director on a quarterly basis in equal installments on the last day of each calendar quarter.

B. Stock Option. Upon execution of this Agreement the Independent Director shall be granted a 10-year option to purchase Twenty Thousand (20,000) shares of common stock of the Company, with an exercise price equal to the fair market value of a share of the Company’s common stock on the date of the grant of the option. Such option shall vest in equal installments on July 14, 2011, October 14, 2011, January 14, 2012 and April 14, 2012, as long as the Independent Director is serving as a member of the Board of Directors at each such time. Such award shall be made pursuant to the Company’s 2009 Omnibus Securities and Incentive Plan. The Independent Director’s rights in respect to any grant shall be determined solely by the Compensation Committee of the Company and are subject to execution by Independent Director of any applicable agreements as established and requested by the Company pursuant to the 2009 Omnibus Securities and Incentive Plan.

C. Expenses. During the Term the Company shall promptly reimburse the Independent Director for all expenses incurred by him/her in connection with attending (a) all meetings of the Board or applicable committees thereof, (b) executive sessions of the independent directors, (c) stockholder meetings, as a director or a member of any committee of the Board, which are approved by the Company in advance and (d) subject to prior Company approval, other Company-related travel. The Company will promptly reimburse the Independent Director for hotel accommodation expenses actually incurred in connection with any such meetings the Independent Director attends, up to $350 per night for stays of up to five nights per meeting. The Company will only reimburse the Independent Director for economy class airplane tickets purchased for Company business, provided, however, that if the total flight time exceeds six hours, the Company will reimburse the Independent Director for business class tickets. The amount of such expenses eligible for reimbursement by the Company during a calendar year shall not affect such expenses eligible for reimbursement by the Company in any other calendar year, and the reimbursement of any such eligible expenses shall be made on or before the last day of the calendar year next following the calendar year in which the expense was incurred. Additionally, the Company will reimburse the Independent Director up to $3,000 during the Term, for the actual costs incurred to travel to and attend bona fide director education seminars that the Independent Director may, in his discretion, select.

9

D. No Other Benefits Or Compensation. The Independent Director acknowledges and agrees that he is not granted and is not entitled to any other benefits or compensation from the Company for the services provided under this Agreement except expressly provided for in this Schedule A.

AGREED	AGREED

LIHUA INTERNATIONAL, INC.	INDEPENDENT DIRECTOR

/s/ Jianhua Zhu	/s/ Siu Ki Lau
Name: Jianhua Zhu	Name: Siu Ki Lau
Title: Chairman and CEO

10